  Exhibit 21.1

SUBSIDIARIES

Set forth below is a list of subsidiaries of International Textile Group, Inc. (“ITG”) and, as to each person named, the percentage of voting securities owned, or other bases of control, by its immediate parent as of December 31, 2011.

Name	State or Jurisdiction of Incorporation Organization	Percentage of Voting Power Represented by Securities Owned by the Company on December 31, 2011
Valentec Wells, LLC	Delaware	100%
Safety Components Fabric Technologies, Inc.	Delaware	100%
International Textile Group Acquisition Group LLC	Delaware	100%
Carlisle Finishing LLC	Delaware	100%
Cone Jacquards LLC	Delaware	100%
ITG (Barbados) SRL	Barbados	100%
Cone Denim Jiaxing Limited	China	100%
Jiaxing Burlington Textile Company Limited	China	100%
ITG-Phong Phu Ltd., Co.	Vietnam	(3)
Burlington Industries LLC	Delaware	100%
Burlington Industries V, LLC	North Carolina	100%
Apparel Fabrics Properties, Inc.	Delaware	100%
Burlington Worldwide Inc.	Delaware	100%
Burlington Worldwide Limited	Hong Kong	100%
Cone Denim LLC	Delaware	100%
Cone Administrative and Sales LLC	Delaware	100%
Cone Denim White Oak LLC	Delaware	100%
WLR Cone Mills IP, Inc.	Delaware	100%
Cone Acquisition LLC	Delaware	100%
Narricot Industries LLC	Delaware	100%
Iskone Denim Pazarlama, A.S	Turkey	(2)
Cone International Holdings, Inc.	Delaware	100%
Cone Denim De Nicaragua, S.A.	Nicaragua	100%
Cone International Holdings II, Inc.	Delaware	100%
Burlington Morelos, S.A. de C.V.	Mexico	(4)
Burlington Yecapixtla, S.A. de C.V.	Mexico	100%
Cone Denim Yecapixtla, S.A. de C.V.	Mexico	100%
Casimires Burlmex, S.A. de C.V.	Mexico	100%
Servicios Burlmex, S.A. de C.V.	Mexico	100%
Parras Cone de Mexico, S.A. de C.V.	Mexico	100%
Manufacturas Parras Cone, S.A. de C.V.	Mexico	100%
Summit Yarns, LLC	North Carolina	(1)
Summit Yarn Holding I, Inc.	Delaware	(1)
Summit Yarn Holding II, Inc.	Delaware	(1)
Grupo Burlpark, S.A. de C.V.	Mexico	(1)
Servicios Burlpark, S.A. de C.V	Mexico	(1)
Commercializadora Burlpark, S.A. de C.V.	Mexico	(1)
Hilos de Yecapixtla, S.A. de C.V.	Mexico	(1)
Immobiliaria Burlpark, S.A. de C.V.	Mexico	(1)

(1)	ITG indirectly owns 50% of the capital stock of these entities.
(2)
ITG indirectly owns 51% of the capital stock of this entity. The remaining 49% is owned by Isko Dokuma Isletmeleri Sanayi Ve Ticaret A.S., Zekeriye Konukoglu, Faith Konukoglu and Oguzhan Gurdogan. The joint venture agreement between these parties has been terminated and the entity is being dissolved.

(3)
ITG indirectly owns 60% of this entity. The remaining 40% is owned by Phong Phu Corporation. The joint venture agreement between these parties contains certain restrictions on the transfer of the stock of the joint venture.

(4)	65.97% owned by Cone International Holdings, Inc., 33.83% owned by Cone Denim LLC, 0.10% owned by Cone International Holdings II, Inc., and 0.10% owned by Cone Acquisition LLC